Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

THIRD QUARTER 2011 RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. October 19, 2011. Amphenol Corporation (NYSE-APH) reported today third quarter 2011 diluted earnings per share of $.79 compared to $.78 per share for the comparable 2010 period. Such per share amount for the 2011 quarter includes the effect of a $13 million ($8 million after tax), or $.05 per share one-time charge relating to the previously announced flood damage at the Company’s Sidney, New York facility. In addition, the 2011 quarter and the 2010 quarter per share amounts include $4 million, or $.03 per share and $8 million, or $.05 per share, of net benefits relating to a reduction in tax expense due primarily to the favorable settlement of certain international tax positions and the completion of prior year audits. Excluding these effects, diluted earnings per share were a record $.81 for the quarter ended September 30, 2011 compared to $.73 for the 2010 period. Sales for the third quarter 2011 were a record $1.033 billion compared to $948 million for the 2010 period. Currency translation had the effect of increasing sales by approximately $23 million in the third quarter 2011 compared to the 2010 period.

For the nine months ended September 30th, diluted earnings per share were $2.36 and $2.08, on an as reported basis and $2.32 and $1.96 excluding one-time items for the 2011 and 2010 periods, respectively. One–time items in the 2011 period of $.04 include the $.02 net third quarter charge described above and a $.06 per share gain related to the adjustment of a contingent purchase price obligation for a 2010 acquisition. One-time items in the 2010 period of $.12 per share relate to the net tax benefit from a reduction in international tax expense due primarily to the favorable settlement of certain tax positions and the completion of prior year audits. Sales for the nine months ended September 30, 2011 were $2.991 billion compared to $2.604 billion for the 2010 period. Currency translation had the effect of increasing sales by approximately $58 million for the nine month 2011 period compared to the 2010 period.

As previously announced last month, the Company incurred damage at its Sidney, New York manufacturing facility as a result of severe and sudden flooding in New York State during the period September 7 through September 9, 2011. In the third quarter the Company has recorded a charge of $13 million or $.05 per share for property-related damage, as well as cleanup and repair efforts, net of expected insurance recoveries. This charge includes the Company’s best estimate of the loss related to inventory and machinery and equipment. In the fourth quarter, the Company expects to record an additional charge of approximately $7 million or $.03 per share for one-time expenses related to remaining cleanup and repair efforts. In addition, the Sidney facility had limited manufacturing and sales activity in September and is ramping up to full production levels during October. This reduced sales by approximately $11 million in the third quarter and is expected to reduce sales by approximately $7 million in the fourth quarter.

Amphenol President and Chief Executive Officer R. Adam Norwitt stated “The third quarter results established new records of performance for Amphenol with sales of $1.033 billion and EPS of $.81 (excluding one-time items). Sales growth of 9% over last year was driven primarily by strength in our Mobile Devices and Automotive markets. Demand in the Mobile Devices market was particularly strong, and we believe included some pulling forward by customers of deliveries previously planned for the fourth quarter. We are encouraged by the Company’s strong performance despite growing economic uncertainties, a confirmation of the strength of our leading technology, broad and increasing positions with our customers across all of our diverse markets, worldwide presence and lean cost structure. In addition, despite what continues to be an extremely challenging environment, our entrepreneurial management team executed well in the quarter, achieving industry-leading operating margins of 19.3%, net income margins of 13.4% (both excluding one-time items) and strong operating cash flow of $184 million.”

“Our ongoing strategy of market and geographic diversification combined with a steadfast commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s opportunities for growth. In addition, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value including, in this quarter, the purchase of 3.8 million shares of the Company’s stock pursuant to our stock repurchase plan.”

“I am particularly proud of the efforts of our Sidney, New York team, whose heroic recovery efforts following the flood have allowed us to make significant strides in the resumption of production in satisfaction of our customers’ needs. We are especially pleased that the Sidney plant is expected to be substantially back to full production this month. This team is a tremendous example of Amphenol’s outstanding organization.”

“In the past month, global markets have been impacted by a higher level of uncertainty surrounding fiscal and budgetary issues in most developed economies. As a result, we have begun to see increased levels of caution from many of our customers, translating into lower demand in most markets. In addition, we do not expect a continuation in the fourth quarter of the increased demand levels in the Mobile Devices market that we experienced in the third quarter. In consideration of this and based on the assumption of constant currency exchange rates including a relatively weaker euro, we expect fourth quarter 2011 revenues in the range of $920 million to $940 million and EPS (excluding one-time items) in the range of $.69 to $.71. For the full year 2011, we expect to achieve revenues and EPS in the range of $3.912 billion to $3.932 billion and $3.02 to $3.04 as reported ($3.01 to $3.03 excluding one-time items), respectively, an increase over the prior year of 10% to 11 % in revenues and 11% to 12% in EPS (excluding one-time items), respectively. This compares to prior guidance of $3.975 billion to $4.005 billion in sales and $3.07 to $3.11 in EPS excluding one-time items.”

“Despite the increased level of economic uncertainty, we continue to be extremely excited about the future. The electronics revolution continues unabated in all of our end markets, with new applications and higher performance requirements driving accelerated demand for our leading interconnect technologies. This creates a significant, long-term growth opportunity for Amphenol. Importantly, our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance. I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on opportunities to expand our market position.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (ET) October 19, 2011. The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon. There will be a replay available until 11:59 P.M. (ET) on Friday, October 21, 2011. The replay numbers are as follows: toll free dial-in number is 888-568-0671 and international dial-in number is 402-530-7729; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization. Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2010, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$1,032,754	$948,463	$2,991,077	$2,604,215

Cost of sales	709,277	638,746	2,042,254	1,756,007

Gross profit	323,477	309,717	948,823	848,208

Casualty loss related to flood	12,831	—	12,831	—

Change in contingent acquisition related obligations	—	—	(17,813)	—

Selling, general and administrative expense	124,587	120,583	366,787	338,405

Operating income	186,059	189,134	587,018	509,803

Interest expense	(10,498)	(10,568)	(31,885)	(30,549)
Other income (expenses), net	2,255	1,251	6,089	2,474

Income before income taxes	177,816	179,817	561,222	481,728

Provision for income taxes	(41,758)	(41,018)	(147,385)	(111,782)

Net income	136,058	138,799	413,837	369,946
Less: Net income attributable to noncontrolling interests	(1,435)	(1,531)	(3,505)	(4,654)

Net income attributable to Amphenol Corporation	$134,623	$137,268	$410,332	$365,292

Net income per common share - Basic	$0.80	$0.79	$2.39	$2.11

Weighted average common shares outstanding - Basic	167,951,866	173,813,753	171,411,779	173,535,255

Net income per common share - Diluted (1) (2)	$0.79	$0.78	$2.36	$2.08

Weighted average common shares outstanding - Diluted	169,835,067	176,224,749	173,728,409	175,897,452

Dividends declared per common share	$0.015	$0.015	$0.045	$0.045

Note 1    Earnings per share for the third quarter of 2011 includes a $12.8 million charge ($8.1 million after tax), or ($.05) per share, casualty loss related to flood and a $4.5 million, or $.03 per share, net tax benefit relating to a reduction in international tax expense due primarily to the favorable settlement of certain tax positions and the completion of prior year audits.  Earnings per share for the nine months ended September 30, 2011 also includes a $17.8 million ($11.2 million after tax) gain, or $.06 per share, related to the adjustment of a contingent purchase price obligation for a 2010 acquisition.  Excluding these effects, diluted earnings per share was $.81 and $2.32 for the three months and nine months ended September 30, 2011, respectively.

Note 2    Earnings per share in 2010 includes an $8.4 million, or $.05 per share, and a $20.8 million, or $.12 per share, net tax benefit relating to a reduction in international tax expense due primarily to the favorable settlement of certain tax positions and the completion of prior year audits in the three months and nine months ended September 30, 2010, respectively.  Excluding these effects, diluted earnings per share was $.73 and $1.96 for the three months and nine months ended September 30, 2010, respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	September 30,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$690,179	$525,888
Short-term investments	90,730	98,341
Total cash, cash equivalents and short-term investments	780,909	624,229
Accounts receivable, less allowance for doubtful accounts of $10,507 and $14,946, respectively	803,477	718,545
Inventories, net	634,814	549,169
Other current assets	108,612	100,187

Total current assets	2,327,812	1,992,130

Land and depreciable assets, less accumulated depreciation of $652,699 and $611,008, respectively	359,516	366,996
Goodwill	1,559,958	1,533,299
Other long-term assets	114,510	123,432

	$4,361,796	$4,015,857

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$418,201	$384,963
Accrued salaries, wages and employee benefits	76,944	75,183
Accrued income taxes	77,684	65,311
Accrued acquisition-related obligations	—	39,615
Other accrued expenses	89,070	89,566
Short-term debt	304	352

Total current liabilities	662,203	654,990

Long-term debt	1,265,026	799,640
Accrued pension and post employment benefit obligations	167,585	176,636
Other long-term liabilities	37,433	41,876

Equity:
Common stock	165	176
Additional paid-in capital	179,090	144,855
Accumulated earnings	2,129,274	2,260,581
Accumulated other comprehensive loss	(91,955)	(84,757)

Total shareholders’ equity attributable to Amphenol Corporation	2,216,574	2,320,855

Noncontrolling interests	12,975	21,860

Total equity	2,229,549	2,342,715

	$4,361,796	$4,015,857

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Nine months ended
	September 30,
	2011	2010

Cash flow from operating activities:
Net income	$413,837	$369,946
Adjustments for cash flow from operating activities:
Depreciation and amortization	88,197	76,000
Net change in receivables sold under Receivables Securitization Facility	—	(82,000	)(1)
Stock-based compensation expense	21,011	18,580
Non-cash casualty loss related to flood	12,400	—
Change in contingent acquisition related obligations	(17,813)	—
Excess tax benefits from stock-based compensation payment arrangements	(5,624)	(3,650)
Net change in components of working capital	(125,644)	(109,898)
Net change in other long-term assets and liabilities	10,225	(4,767)

Cash flow provided by operating activities	396,589	264,211

Cash flow from investing activities:
Additions to property, plant and equipment	(72,048)	(73,364)
Proceeds from disposals of fixed assets	7,134	1,036
Purchases of short-term investments	(93,833)	(118,374)
Sales and maturities of short-term investments	101,444	49,254
Acquisitions, net of cash acquired	(52,993)	(164,921)

Cash flow used in investing activities	(110,296)	(306,369)

Cash flow from financing activities:
Borrowings under credit facilities	675,100	618,192	(1)
Repayments under credit facilities	(215,598)	(468,406)
Payment of fees and expenses related to debt financing	(2,125)	(6,934)
Proceeds from exercise of stock options	24,255	21,271
Excess tax benefits from stock-based compensation payment arrangements	5,624	3,650
Payment of contingent acquisition related obligations	(40,000)	—
Payments to shareholders of noncontrolling interests	(28,689)	(22,588)
Purchase and retirement of treasury stock	(534,000)	—
Dividend payments	(7,788)	(7,801)

Cash flow (used in) provided by financing activities	(123,221)	137,384

Effect of exchange rate changes on cash and cash equivalents	1,219	689

Net change in cash and cash equivalents	164,291	95,915
Cash and cash equivalents balance, beginning of period	525,888	384,613

Cash and cash equivalents balance, end of period	$690,179	$480,528

NOTE 1

The Company has a $100 million receivables securitization program. In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables. Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. As a result of the adoption transfers of receivables occurring on or after January 1, 2010 are reflected as debt issued in the Company’s Condensed Consolidated Statements of Cash Flow (resulting in a reduction of cash flows provided by operating activities of $82,000 for the nine months ended September 30, 2010).

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Trade Sales:
Interconnect Products	$957,153	$881,340	$2,778,418	$2,402,084
Cable Products	75,601	67,123	212,659	202,131
Consolidated	$1,032,754	$948,463	$2,991,077	$2,604,215

Operating income:
Interconnect Products	$205,611	$196,107	$603,103	$526,589
Cable Products	9,874	9,077	26,833	28,240
Stock-based compensation expense	(7,630)	(6,965)	(21,011)	(18,580)
Change in contingent acquisition related obligations	—	—	17,813	—
Casualty loss related to flood	(12,831)	—	(12,831)	—
Other operating expenses	(8,965)	(9,085)	(26,889)	(26,446)
Consolidated	$186,059	$189,134	$587,018	$509,803

ROS%:
Interconnect Products	21.5%	22.3%	21.7%	21.9%
Cable Products	13.1%	13.5%	12.6%	14.0%
Corporate - stock-based compensation	-0.7%	-0.7%	-0.7%	-0.7%
Change in contingent acquisition related obligations	0.0%	0.0%	0.6%	0.0%
Casualty loss related to flood	-1.3%	0.0%	-0.4%	0.0%
Corporate - all other	-0.9%	-1.0%	-0.9%	-1.0%

Consolidated	18.0%	19.9%	19.6%	19.6%